Exhibit 99.1
HF Foods Announces Settlement with SEC

LAS VEGAS, June 10, 2024 (GLOBE NEWSWIRE) -- HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods”, or the “Company”), a leading food distributor to Asian restaurants across the United States, today announced the final resolution of the previously disclosed formal, non-public investigation by the staff of the U.S. Securities and Exchange Commission (“SEC” or “Commission”) into allegations that the Company and/or its former executives violated United States securities laws.

As part of the settlement, the Company neither admitted nor denied the SEC’s findings. The Company has consented to the entry of an administrative civil cease-and-desist order by the SEC (the “Order”) with respect to violations of Sections 17(a) of the Securities Act of 1933, and of Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5, 12b-20, 13a-1, 13a-11, 13a-13, 13a-15(a), and 14a-9 thereunder, resulting from the materially false and misleading disclosures and other fraudulent conduct carried out by its former Chairman and CEO Zhou Min Ni and former CFO Jian Ming “Jonathan” Ni. The Company agreed to payment of a civil monetary penalty of $3.9 million.

The Order states that, in determining to accept the Company’s Offer of Settlement, the SEC considered the numerous remedial actions promptly undertaken by the Company and its cooperation during the investigation. The Company’s resolution follows charges brought by the SEC against the two former executives in a District Court action filed on June 3, 2024. As a result of the SEC’s district court complaint against them, the two former executives agreed to pay civil fines and disgorgement, and agreed to be subject to officer and director bars. Zhou Min Ni also agreed to a conduct-based injunction which enjoins him from directly or indirectly participating in the management of, or otherwise exercising any control or influence over the Company. A Special Litigation Committee of the Board of Directors previously obtained a monetary settlement from the former executives that was ratified by the Delaware Chancery Court.

Peter Zhang, Chief Executive Officer of HF Foods, said: “HF Foods is pleased to put this matter relating to the conduct of the Company’s former executives behind us. We are now focused on expanding the business and operating the Company in a manner that is ethical and consistent with the principles and values that are so important to the Company’s future success.”

About HF Foods Group Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

HFFG Investor Relations

hffoodsgroup@icrinc.com